Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports First Quarter 2017 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (May 9, 2017) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2017, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time.

“We are pleased to be reporting a substantial increase in first quarter royalty revenue led by Promacta®, Kyprolis® and EVOMELA®, as well as strong cash flow from operations. In addition to achieving solid sales growth, our partners made important clinical, regulatory and commercial progress on a global basis,” said John Higgins, Chief Executive Officer. “During the first quarter we completed enrollment in a Phase 2 clinical trial with our novel, small-molecule GRA program for the treatment of type 2 diabetes mellitus, and we look forward to reporting topline results this September. We also added to our Shots-on-Goal business model with new licensing agreements including those for OmniAb® and Captisol®.”

First Quarter 2017 Financial Results

Total revenues for the first quarter of 2017 were $29.3 million, compared with $29.6 million for the same period in 2016. Royalties were $24.2 million, compared with $14.4 million for the same period in 2016, an increase of 68%, primarily due to higher royalties from Promacta and Kyprolis and new royalties from EVOMELA this period, compared to a year ago. Material sales were $1.1 million, compared with $5.3 million for the same period in 2016 due to timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $3.9 million, compared with $9.9 million for the same period in 2016, which included receipt of a $6.0 million approval milestone for EVOMELA.

Cost of goods sold was $0.3 million for the first quarter of 2017, compared with $1.0 million for the same period in 2016 due to the timing and mix of Captisol sales. Amortization of intangibles was $2.7 million, compared with $2.5 million for the same period in 2016. Research and development expense was $8.7 million, compared with $4.0 million for the same period of 2016 due to enrollment costs of our Phase 2 GRA trial and non-cash stock-based compensation expense. General and administrative expense was $7.3 million, compared with $7.1 million for the same period in 2016.

Net income for the first quarter of 2017 was $5.1 million, or $0.22 per diluted share, compared with $6.6 million, or $0.30 per diluted share for the same period in 2016. Adjusted net income for the first quarter of 2017 was $12.6 million, or $0.57 per diluted share, compared with $13.6 million, or $0.63 per diluted share for the same period in 2016.

As of March 31, 2017, Ligand had cash, cash equivalents and short-term investments of $159.4 million. Cash generated from operations was $24.2 million for the 2017 first quarter.

2017 Financial Forecast

The Company expects 2017 revenues to consist of three components: royalties, material sales and contract (license and milestone) revenue. Ligand affirms previous guidance of 2017 core revenue to include royalties of approximately $87 million, material sales of approximately $23 million and contract payments of at least $20 million. During 2017, Ligand estimates it could potentially receive up to an additional $24 million of contract payments; however, external events are out of Ligand’s control so the Company will provide more information about the timing and probability for additional contract revenue, if any, expected to be booked in 2017 as the year progresses. Ligand notes that with core revenue of $130 million, adjusted earnings per diluted share would be approximately $2.70. This amount is expected to be higher in the event additional contract revenue is received in 2017.

First Quarter 2017 and Recent Business Highlights

Portfolio Program Progress

Promacta®/Revolade®

•	Novartis reported first quarter 2017 net sales of Promacta/Revolade (eltrombopag) of $175 million, a $44 million or 34% increase over the same period in 2016.

•
Novartis reported Revolade (eltrombopag) was approved in Canada for the treatment of pediatric (≥1 years to <18 years) chronic immune thrombocytopenia purpura to increase platelet counts in patients who have had an insufficient response to corticosteroids or immunoglobulins.

•
Novartis announced the publication of a study conducted by the National Institutes of Health demonstrating that 58% of patients with treatment-naïve severe aplastic anemia achieved complete response at six months when treated with eltrombopag at the initiation of and concurrent with standard immunosuppressive treatment. The data are published in the latest issue of The New England Journal of Medicine.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•	On April 26, 2017, Amgen reported first quarter 2017 net sales of Kyprolis (carfilzomib) of $190 million, a $36 million or 23% increase over the same period in 2016.

•
On February 28, 2017, Amgen announced positive results from a planned overall survival (OS) interim analysis of the Phase 3 head-to-head ENDEAVOR trial. The study met the key secondary endpoint of OS, demonstrating that patients with relapsed or refractory multiple myeloma treated with Kyprolis (carfilzomib) and dexamethasone (Kd) lived 7.6 months longer than those treated with Velcade® (bortezomib) and dexamethasone (Vd) (median OS 47.6 months for Kd versus 40.0 for Vd, HR = 0.79, 95 percent CI, 0.65 - 0.96).

•
On March 1, 2017, Amgen announced that new data from the Kyprolis (carfilzomib) clinical development program would be presented at the 16th International Myeloma Workshop, March 1-4, 2017, in New Delhi.

Additional Pipeline and Partner Developments

•
Melinta Therapeutics announced that the new drug applications (NDAs) for IV and oral Baxdela™ (delafloxacin) for the treatment of patients with acute bacterial skin and skin structure infections (ABSSSI) were accepted for filing by the Food and Drug Administration (FDA) and were granted a Prescription Drug User Fee Act (PDUFA) date of June 19, 2017. Additionally, Melinta announced that the FDA does not plan to hold an Advisory Committee meeting for the NDAs. If approved, Ligand is entitled to receive a 2.5% royalty on net sales of the IV formulation of Baxdela and a $1.5 million approval milestone payment.

•
Melinta Therapeutics announced signing a development and commercialization agreement with Menarini Group, granting Menarini exclusive rights to commercialize delafloxacin under its own brands in 68 countries in Europe, Asia-Pacific including China, South Korea and Australia (excluding Japan), and the Commonwealth of Independent States including Russia.

•
Retrophin announced plans to initiate a single Phase 3 clinical trial to enable an NDA filing for sparsentan for the treatment of focal segmental glomerulosclerosis. The trial will include an interim analysis of proteinuria as a surrogate endpoint to serve as the basis for an NDA filing for Subpart H accelerated approval of sparsentan. Retrophin expects to initiate the trial in the second half of 2017.

•	Sage Therapeutics presented brexanolone data at the American Academy of Neurology 2017 annual meeting.

•	Aldeyra provided an update on its Phase 3 clinical program of ADX-102 in noninfectious anterior uveitis and anticipates beginning the Phase 3 trial in the second quarter of 2017.

•	Aldeyra announced the last patient had completed dosing in Aldeyra's multicenter, double-blind, randomized Phase 2b clinical trial of ADX-102 in allergic conjunctivitis.

•	Biocad announced receiving marketing authorization from the Ministry of Health of the Russian Federation for its interferon beta-1a biosimilar of Merck’s Rebif®.

•
Merck announced it stopped the Phase 2/3 EPOCH study evaluating verubecestat in people with mild-to-moderate Alzheimer’s disease due to the conclusion that the efficacy endpoint could not be achieved. No safety concerns were noted. Results from EPOCH will be analyzed and presented at an upcoming scientific meeting. The external Data Monitoring Committee recommended that the ongoing Phase 3 APECS study, which is evaluating verubecestat in people with prodromal Alzheimer’s disease, continue unchanged. Results from the APECS study are expected in February 2019.

•
Novartis announced that it had exercised an option to in-license ECF843 (Lubricin) for ophthalmic indications from Lubris Biopharma. Ligand acquired economic rights to the Lubricin program from Selexis, SA in 2015.

•
Opthea Limited announced positive results from its Phase 1/2a clinical trial of OPT-302 for wet age-related macular degeneration (wet AMD). Opthea is planning to initiate a Phase 2b trial in wet AMD and a Phase 2a trial in diabetic macular edema in the second half of 2017.

•
Viking Therapeutics announced positive initial results from a proof-of-concept study of VK2809 in an in vivo model of glycogen storage disease 1a (GSD 1a) and announced funding of initial clinical development of VK2809 for treatment of GSD 1a with plans to file an investigational new drug (IND) application in the second half of 2017.

•
Janssen filed an IND application for an antibody discovered using Ligand’s OmniAb technology. The IND filing resulted in a $1 million milestone payment to Ligand. Janssen has a royalty-free license to the OmniAb technology (entered into with OMT in October of 2013), but will potentially pay Ligand further development and commercial milestones upon clinical success and regulatory approval of any therapeutic developed using the OmniAb technology.

•	Marinus Pharmaceuticals presented Phase 1 clinical data showing the safety and tolerability of ganaxolone IV at the 6th London-Innsbruck Colloquium on Status Epilepticus and Acute Seizures.

•	Merck KGaA announced it licensed rights to develop Captisol-enabled VX-970 from Vertex Pharmaceuticals. Economic terms of the original agreement between Ligand and Vertex remained unchanged.

•
XTL Biopharmaceuticals announced the receipt of additional preclinical data regarding the role of hCDR1 as a potential treatment for Sjögren's syndrome from Prof. Edna Mozes of The Weizmann Institute of Science and the developer of hCDR1.

New Licensing Deals

•
Ligand announced a worldwide platform license agreement with bluebird bio, Inc. Under the license, bluebird will be able to use the OmniRat®, OmniMouse® and OmniFlic® platforms to discover fully human mono- and bispecific antibodies and antibody fragments. Ligand is eligible to receive annual platform access payments, development milestone payments and royalties for each product incorporating an OmniAb antibody. Bluebird will be responsible for all costs related to the programs. Ligand previously disclosed rights to a single-antibody partnership had been licensed to bluebird, but this new agreement gives bluebird full access to the OmniAb platform.

•
Ligand announced an expansion of its license with Sermonix Pharmaceuticals to include worldwide rights to develop and commercialize oral lasofoxifene. Ligand originally licensed U.S. rights to oral lasofoxifene to Sermonix in February of 2015, and has now expanded the agreement to include the rest of the world. Ligand is entitled to commercial milestones and royalties on net sales ranging from 6-10% upon commercialization of oral lasofoxifene.

•
Ligand announced a commercial license and supply agreement with Marinus Pharmaceuticals granting rights to use Captisol in the formulation of IV ganaxolone. Ligand is entitled to milestone payments, royalties and revenue from Captisol material sales related to IV ganaxolone.

•	Ligand entered into a Captisol Clinical Use/Supply Agreement with Eisai.

Internal Glucagon Receptor Antagonist (GRA) Program

•
Ligand announced the completion of enrollment in the Company’s Phase 2 clinical trial with its novel, small-molecule GRA program (LGD-6972) for the treatment of type 2 diabetes mellitus. The Company expects to report topline results in September 2017.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions, changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, unissued shares relating to the Senior Convertible Note, and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included in this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustments for amounts owed to licensors, effects of any discrete income tax items and fair value adjustments to Viking Therapeutics convertible note receivable. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” To participate via live or replay webcast, a link will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of regulatory filings with the FDA and other regulatory agencies, the timing of new product launches by Ligand and its partners and the related royalties Ligand expects to receive from its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding the full-year 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on other partnered products and research or development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2017 or any portion thereof or beyond, that Ligand's 2017 revenues will be at the levels as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, excluding per-share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Royalties	$24,230	$14,390
Material sales	1,121	5,341
License fees, milestones and other revenues	3,916	9,917
Total revenues	29,267	29,648
Operating costs and expenses:
Cost of goods sold	341	955
Amortization of intangibles	2,715	2,524
Research and development	8,673	4,004
General and administrative	7,322	7,069
Total operating costs and expenses	19,051	14,552
Income from operations	10,216	15,096
Other expense, net	(2,800)	(2,614)
Increase in contingent liabilities	(140)	(1,306)
Loss from Viking	(1,083)	(1,605)
Total other expense, net	(4,023)	(5,525)
Income before income taxes	6,193	9,571
Income tax expense	(1,114)	(3,694)
Income from continuing operations	5,079	5,877
Income from discontinued operations, net of taxes	—	731
Net income:	$5,079	$6,608

Basic per-share amounts:
Income from continuing operations	$0.24	$0.28
Discontinued operations	—	0.04
Net income	$0.24	$0.32
Diluted per-share amounts:
Income from continuing operations	$0.22	$0.26
Discontinued operations	—	0.03
Net income	$0.22	$0.30

Weighted average number of common shares-basic	20,937,627	20,707,926
Weighted average number of common shares-diluted	23,019,189	22,283,979

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$159,374	$141,048
Accounts receivable, net	7,057	14,700
Note receivable from Viking	—	3,207
Inventory	7,629	1,923
Other current assets	641	2,175
Total current assets	174,701	163,053

Deferred income taxes	141,007	123,891
Goodwill and other identifiable intangible assets	274,197	276,912
Investment in Viking	7,262	8,345
Note receivable from Viking	3,207	—
Commercial license rights	25,630	25,821
Property and equipment, net	1,898	1,819
Other assets	1,821	1,744
Total assets	$629,723	$601,585

Liabilities and Stockholders' Equity
Current contingent liabilities	$111	$5,088
Accounts payable and accrued liabilities	11,136	9,131
Short-term debt	215,748	212,910
Total current liabilities	226,995	227,129

Long-term portion of contingent liabilities	3,035	2,916
Other long-term liabilities	915	687
Total liabilities	230,945	230,732
Equity component of currently redeemable convertible notes	26,948	29,563
Total Ligand Pharmaceuticals stockholders' equity	371,830	341,290
Total liabilities and stockholders' equity	$629,723	$601,585

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, excluding per-share data)

	Three months ended March 31,
	2017	2016

Net income	$5,079	$6,608
Stock-based compensation expense	6,045	4,118
Non-cash interest expense(1)	2,838	2,669
Amortization related to acquisitions	2,906	2,532
Loss from Viking	1,083	1,605
Increase in contingent liabilities(2)	140	1,306
Other(3)	(85)	(205)
Income tax effect of adjusted reconciling items above	(4,482)	(4,267)
Excess tax benefit from stock-based compensation(4)	(875)	—
Discontinued operations, net of tax	—	(731)
Adjusted net income from continuing operations	$12,649	$13,635
Diluted per-share amounts attributable to common shareholders:
Net income	$0.22	$0.30
Stock-based compensation expense	0.26	0.18
Non-cash interest expense(1)	0.12	0.12
Amortization related to acquisitions	0.13	0.11
Loss from Viking	0.05	0.07
Increase in contingent liabilities(2)	0.01	0.06
Other(3)	—	(0.01)
Income tax effect of adjusted reconciling items above	(0.19)	(0.19)
Excess tax benefit from stock-based compensation(4)	(0.04)	—
Discontinued operations, net of tax	—	(0.03)
2019 Senior Convertible Notes share count adjustment	0.02	0.02
Adjusted net income from continuing operations	$0.57	$0.63

Weighted average shares used in calculation of GAAP diluted earnings per share	23,019	22,284
Weighted average dilutive potential common shares issuable of 2019 Senior Convertible Notes	941	750
Weighted average shares used in calculation of adjusted diluted earnings per share	22,078	21,534

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(3) Amounts due to Bristol-Myers Squibb relating to the Retrophin license agreement and fair market value adjustment on Viking note and warrants.

(4)  Excess tax benefits from stock-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income pursuant to ASU 2016-09, which was previously recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.

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